EXHIBIT 99.1

Contact:	Karen L. Dexter
Director, Investor Relations
Ampex Corporation
(650) 367-4111

AMPEX CORPORATION REPORTS

PRELIMINARY UNAUDITED 2004 FINANCIAL RESULTS

Company to Obtain 15-day Extension to File Financial Statements

REDWOOD CITY, Calif., March 31, 2005 – Ampex Corporation (OTCBB:AEXCA) today announced that it intends to file Form 12b-25 with the Securities and Exchange Commission to obtain a 15-day extension to April 15, 2005 to file its annual report on Form 10-K for 2004. As previously reported on Form 8-K, the Company will be restating its financial statements included in its Form 10-K for 2003 as well as financial statements included in its Form 10-Q for March, June and September 2004 to correct the accounting for the pension obligations of a former subsidiary that was sold in 1995. The amended financial statements and Form 10-K for 2004 have not yet been completed due to the substantial amount of additional work associated with the restatements. Accordingly, results and related per share amounts discussed below are preliminary and subject to adjustment pending completion of the 2004 audit and prior period restatement processes. The Company currently expects to file the restated annual and quarterly reports as well as the 2004 Annual Report on or before April 15, 2005.

Ampex also reported preliminary unaudited income from continuing operations of $48.5 million or $12.73 per diluted share for the year ended December 31, 2004. In 2003, the Company reported a loss from continuing operations as preliminarily restated of $1.8 million or ($0.53) per diluted share. The loss in 2003 included a restructuring provision related to previously vacated real estate of $3.1 million or ($0.94) per diluted share.

The Company reported net income applicable to Common Stockholders of $12.35 per diluted share in 2004 compared to net income applicable to Common Stockholders as preliminarily restated of $6.30 per diluted share in 2003, which included a one-time, non- cash gain of $7.26 per share from the redemption of its Preferred Stock.

Net income in 2004 included approximately $9.7 million of interest expense. In 2004, the Company repaid $63.9 million of long-term debt that accounted for $7.6 million of interest expense during 2004.

Revenues from the Company’s continuing operations increased to $101.5 million in 2004 from $43.4 million in 2003 as a result of increased revenues in the patent licensing business segment.

The Company’s patent licensing business segment reported preliminary unaudited operating income of $65.3 million or $17.15 per diluted share in 2004 compared to $8.4 million or $2.55 per diluted share in 2003. Revenues from this segment increased to $72.9 million in 2004 compared with $10.1 million in the prior year as a result of new licensing agreements covering use of the Company’s patents in digital video camcorders, digital still cameras and DVD recorders. Intellectual property costs include litigation expense incurred in connection with suits initiated by Ampex for infringement of its patents and amounted to $4.9 million in 2004 compared to less than $200,000 in 2003. Litigation expense relates to patent infringement suits against Sanyo Electric Company and Sony Corporation which have been settled, and against Eastman Kodak Company (NYSE:EK) which is continuing. A portion of royalties received in 2004 relates to non-refundable, non-forfeitable prepayments by certain licensees of obligations through April 2006. The Company expects to realize significant income from additional new patent licenses during 2005 but is seeking to negotiate recurring royalties rather than prepayments. This may significantly reduce the amount of royalties received when agreements are initially concluded compared with amounts received in 2004.

The Company’s recorders business segment reported preliminary unaudited operating income of $1.5 million or $0.40 per diluted share, a decline from $6.5 million and $1.98 per diluted share respectively in 2003. The segment experienced a decline in revenues to $28.6 million in 2004 from $33.3 million in 2003, reflecting an ongoing transition from an older generation of tape-based image and data acquisition products to a newly introduced range of solid state and hard disk-based products. Unaudited operating income in 2004 was also negatively affected by an increase in research, development and engineering expenditures for the development of these new products and by approximately $2.2 million of writedowns of inventories of older products and other factors. The Company has shipped in 2004 and will continue to ship in 2005 evaluation units of its new products to customers in the intelligence gathering and aerospace markets who have large installed bases of Ampex’s older equipment, and are seeking larger orders for delivery beginning in 2006.

In 2004, unallocated administrative costs decreased unaudited operating results by $7.4 million or $1.95 per diluted share. In 2003, unallocated administrative costs decreased operating results by $5.9 million or $1.80 per diluted share.

Pension costs associated with the former magnetic tape subsidiary amounted to $3.9 million in 2004 or $1.03 per diluted share versus $1.4 million or $0.42 per diluted share in 2003. Amounts in 2004 included a curtailment loss of $2.5 million.

Interest and other financing costs, net, totaled $2.53 per diluted share in 2004 compared to $2.71 per diluted share in 2003. In 2004, the Company’s operations benefited from utilization of net operating loss (NOL) carryforwards that eliminated substantially all federal and state income taxes that would have been payable. The Company has NOL carryforwards totaling $178 million at December 31, 2004 which will be available to reduce future taxable income. In 2003, the non-cash reversal of reserves for foreign, federal, state and deferred income taxes totaled $4.2 million or $1.26 per diluted share.

The Company also noted that it believes that it will satisfy the Nasdaq listing criteria in April 2005, at which time it will submit an application to have its Common Shares listed.

(Amounts for 2003 have been preliminarily restated to correct the accounting for the obligations under a pension plan of the former magnetic tape manufacturing subsidiary (“Media”) which the Company disposed of in 1995, pursuant to SFAS No. 87, “Employers’ Accounting for Pensions.”).

Ampex Corporation, www.ampex.com, headquartered in Redwood City, California, is one of the world’s leading innovators and licensors of technologies for the visual information age.

This news release contains predictions, projections and other statements about the future that are intended to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of l995 (collectively, “forward-looking statements”). Forward-looking statements relate to various aspects of the Company’s operations and strategies, including but not limited to the effects of having experienced significant losses in the past and the risk that the Company may incur losses in the future; the Company’s limited liquidity and significant indebtedness and interest expense; its sales and royalty forecasts for future periods not being attained, and the risk that the Company will not conclude additional royalty-bearing license agreements covering its digital technologies; the Company’s marketing, product development, acquisition, investment, licensing and other strategies not being successful; possible future issuances of debt or equity securities; the possible incurrence of significant patent litigation expenses or adverse legal determinations finding the Company’s patents not be valid or not to have been infringed; new business development and industry trends; the possible need to raise additional capital in order to meet the Company’s obligations; reliance on a former affiliate to make contributions to the Company’s pension plans which are substantially underfunded; and most other statements that are not historical in nature. Important factors that could cause actual results to differ materially from those described in the forward-looking statements are described in cautionary statements included in this news release and/or in the Company’s 2004 Annual Report on Form 10-K and its restated Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2004, June 30, 2004, and September 30, 2004 expected to be filed shortly with the SEC. In assessing forward-looking statements, readers are urged to consider carefully these cautionary statements. Forward-looking statements speak only as of the date of this news release, and the Company disclaims any obligations to update such statements.

any obligations to update such statements.

AMPEX CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	December 31, 2004	December 31, 2003
		Restated
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$8,840	$14,023
Short-term investments	9,134	—
Accounts receivable (net of allowances of $74 in 2004 and $137 in 2003)	2,602	4,513
Inventories	5,187	6,343
Other current assets	2,071	4,366

Total current assets	27,834	29,245

Property, plant and equipment	4,230	4,825
Other assets	555	1,127

Total assets	$32,619	$35,197

LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Notes payable	$131	$146
Accounts payable	1,577	1,511
Net liabilities of discontinued operations	1,042	1,076
Accrued restructuring costs	645	1,300
Other accrued liabilities	15,260	24,844

Total current liabilities	18,655	28,877
Long-term debt	30,275	74,022
Other liabilities	77,993	74,561
Accrued restructuring costs	1,622	3,450
Net liabilities of discontinued operations	2,803	2,071

Total liabilities	131,348	182,981

Commitments and contingencies

Mandatorily redeemable nonconvertible preferred stock, $1,000 liquidation value per share:
Authorized: 69,970 shares in 2004 and in 2003	—	—
Issued and outstanding - none in 2004 and in 2003

Mandatorily redeemable preferred stock, $2,000 liquidation value per share:
Authorized: 21,859 shares in 2004 and in 2003	—	—
Issued and outstanding - none in 2004 and in 2003

Convertible preferred stock, $2,000 liquidation value per share:
Authorized: 10,000 shares in 2004 and in 2003	—	—
Issued and outstanding - none in 2004 and in 2003

Stockholders’ deficit:
Preferred stock, $1.00 par value:
Authorized: 898,171 shares in 2004 and in 2003	—	—
Issued and outstanding - none in 2004 and in 2003
Common stock, $.01 par value:
Class A:
Authorized: 175,000,000 shares in 2004 and in 2003	37	37
Issued and outstanding - 3,692,517 shares in 2004; 3,728,017 in 2003

Class C:
Authorized: 50,000,000 shares in 2004 and in 2003	—	—
Issued and outstanding - none in 2004 and in 2003
Other additional capital	454,525	454,394
Accumulated deficit	(462,980)	(510,042)
Accumulated other comprehensive loss	(90,311)	(92,173)

Total stockholders’ deficit	(98,729)	(147,784)

Total liabilities, redeemable preferred stock and stockholders’ deficit	$32,619	$35,197

These statements are preliminary and subject to adjustment pending completion of the audits of the 2004 financial statements and restatement of prior period financial statements.

AMPEX CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(in thousands, except share and per share data)

	Year Ended December 31,
	2004	2003	2002
		Restated	Restated
	(unaudited)
Licensing revenue	$72,869	$10,054	$3,969
Product revenue	19,843	23,972	24,477
Service revenue	8,739	9,333	8,543

Total revenue	101,451	43,359	36,989

Intellectual property costs	7,551	1,633	958
Cost of product revenue	14,017	14,669	17,660
Cost of service revenue	2,735	2,610	2,541
Research, development and engineering	3,934	3,179	2,614
Selling and administrative	13,780	12,236	11,217
Restructuring charges (credits)	(1,410)	3,098	2,245

Total costs and operating expenses	40,607	37,425	37,235

Operating income (loss)	60,844	5,934	(246)

Media pension costs	3,936	1,383	67
Interest expense	9,732	9,000	8,465
Amortization of debt financing costs	57	57	460
Interest income	(161)	(103)	(360)
Other (income) expense, net	(179)	74	236

Income (loss) from continuing operations before income taxes and equity in loss (income) of limited partnership, including sale of investment	47,459	(4,477)	(9,114)

Provision for (benefit of) income taxes	1,098	(3,172)	(6,242)
Equity in loss (income) of limited partnership, including sale of investment	(2,149)	459	—

Income (loss) from continuing operations	48,510	(1,764)	(2,872)
Loss from discontinued operations (net of taxes of nil in 2004)	(1,448)	—	—

Net income (loss)	47,062	(1,764)	(2,872)

Benefit from extinquishment of mandatorily redeemable preferred stock	—	23,951	4,192
Preferred dividends ascribed, but not declared	—	(1,416)	(1,320)

Undistributed income applicable to common stockholders	47,062	20,771	—

Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	18	103	88
Minimum pension adjustment	1,844	(8,907)	(33,011)

Comprehensive income (loss)	$48,924	$11,967	$(32,923)

Basic undistributed income (loss) per share:
Income (loss) per share from continuing operations	$13.21	$(0.53)	$(0.92)
Loss per share from discontinued operations	$(0.39)	$0.00	$0.00
Undistributed income per share applicable to common stockholders	$12.82	$6.30	$0.00

Weighted average number of basic common shares outstanding	3,671,803	3,297,927	3,116,641

Diluted undistributed income (loss) per share:
Income (loss) per share from continuing operations	$12.73	$(0.53)	$(0.92)
Loss per share from discontinued operations	$(0.38)	$0.00	$0.00
Undistributed income per share applicable to common stockholders	$12.35	$6.30	$0.00

Weighted average number of diluted common shares outstanding	3,809,514	3,297,977	3,116,641

These statements are preliminary and subject to adjustment pending completion of the audits of the 2004 financial statements and restatement of prior period financial statements.